KING & SPALDING                            Exhibit 5.1

June 19, 2015

Mueller Water Products, Inc.
1200 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

Re: Mueller Water Products, Inc. Registration Statement on Form S-3ASR

Ladies and Gentlemen:
We have acted as counsel for Mueller Water Products, Inc., a Delaware corporation (the “Company”) and the subsidiaries of the Company listed in the Registration Statement (as defined below) (the “Subsidiary Guarantors”), in connection with the registration pursuant to a Registration Statement on Form S-3ASR (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of an indeterminate amount of the following securities of the Company: (i) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), (iii) the Company’s debt securities (the “Debt Securities”) (iv) guarantees (the “Guarantees”) of the Debt Securities by the Subsidiary Guarantors, (v) the Company’s depositary shares representing interests in fractional shares of Preferred Stock (the “Depositary Shares”), (vi) the Company’s warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”), and (vii) units issued by the Company comprised of any of the foregoing securities listed in (i) through (vi) above (the “Units”), or any combination of the foregoing.
In so acting, we have reviewed such matters of law and examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.
This opinion is limited in all respects to the laws of the State of New York and the general corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

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Upon the due authorization of the issuance of shares of Common Stock and the issuance and sale thereof as described in the Registration Statement, such shares of Common Stock will be validly issued, fully paid and nonassessable;

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Upon the due authorization of the issuance of shares of Preferred Stock and the issuance and sale thereof as described in the Registration Statement, such shares of Preferred Stock will be validly issued, fully paid and nonassessable;

•
Upon due authorization, the Debt Securities, when (a) the definitive terms and provisions of such Debt Securities have been duly established, (b) any indenture or supplemental indenture has been duly executed and delivered by the Company, the Subsidiary Guarantors (if any) and the trustee thereto and (c) when the Debt Securities are duly executed and delivered by the Company and authenticated by the trustee in accordance with the applicable indenture and paid for by the purchasers thereof, the Debt Securities will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms;

•
Upon due authorization, the Guarantees, when (a) the definitive terms and provisions of such Guarantees have been duly established, (b) an indenture or supplemental indenture providing for the Guarantees has been duly executed and delivered by the Company, the Subsidiary Guarantors and the trustee thereto and (c) when the Debt Securities are duly executed and delivered by the Company and the Subsidiary Guarantors and authenticated by the trustee in accordance with the applicable indenture and when the Debt Securities have been paid for by the purchasers thereof, the Guarantees will constitute valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms;

•
Upon the due authorization of the issuance of the Depositary Shares and the issuance and delivery thereof in accordance with the terms of the applicable deposit agreement, such Depositary Shares will have been validly issued, will represent a valid evidence of interest in the related Preferred Stock and will entitle the holders thereof to the rights specified in the deposit agreement;

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Upon the due authorization of the Warrants and when duly executed by the Company and countersigned by the warrant agent in accordance with the applicable warrant agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

•
Upon the due authorization of the Units and when duly executed by the Company and countersigned by the unit agent in accordance with the applicable unit agreement, the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company and the Subsidiary Guarantors in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof.

/s/ King & Spalding LLP